Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cloudflare, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein. Our report refers to a change in the method of accounting for leases due to the adoption of FASB Accounting Standards Codification No. 842, Leases.
/s/ KPMG LLP
Santa Clara, California
February 25, 2021